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                                                                    EXHIBIT 10.2

                                     FORM OF
                                SERVICE AGREEMENT

         THIS SERVICE AGREEMENT (this "Agreement"), dated as of ______________ by and between US ORTHODONTIC CARE, INC., a Georgia corporation, and its successors and assigns ("USOC"), and ___________________________, a
_____________ professional association (the "Orthodontic Entity").

                                    RECITALS:

         WHEREAS, the Orthodontic Entity owns and operates an orthodontic practice with offices located in the facilities identified in Exhibit 1.2 (the "Center(s)") and furnishes orthodontic and other dental care to the general public through the services of the orthodontist(s) and dentist(s) affiliated with the Orthodontic Entity to provide patient care at the Center (the "Orthodontist(s)"); and

         WHEREAS, USOC is a company which has been formed to own the assets of, provide personnel and practice management to, and manage the business affairs of orthodontic practices;

         WHEREAS, USOC's services are designed to improve the efficiency and profitability of orthodontic practices while enhancing the ability of the orthodontists in such practices to render quality orthodontic care to their patients;

         WHEREAS, the Orthodontic Entity and USOC mutually desire to enter into a business relationship under the terms of this Agreement to help the Orthodontic Entity achieve the above goals.

         NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                   I. RESPONSIBILITIES AND OBLIGATIONS OF USOC

         1.1. General. USOC shall provide the Orthodontic Entity with comprehensive practice management, financial and marketing services, and such facilities, equipment, and support personnel as reasonably required by the Orthodontic Entity to operate its practice, as determined by USOC in consultation with the Orthodontist. The Orthodontic Entity hereby appoints USOC as the sole and exclusive business manager of the Center and agrees that USOC shall have all power and authority reasonably necessary to manage the business affairs of the Center and carry out USOC's duties under this Agreement, subject to the requirements of the applicable provisions of ____________ law relating to the practice of dentistry. Notwithstanding anything contained herein to the contrary, the Orthodontic Entity (or the Orthodontist as appropriate) shall retain control over all aspects of and decisions directly affecting the course of treatment of any patients of the Orthodontic Entity.



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         1.2. Facilities and Equipment. The parties expressly agree that all office space and facilities provided by USOC to the Orthodontic Entity hereunder shall be leased or provided to the Orthodontic Entity by USOC at the rental amount incurred by USOC under a lease or other agreement or arrangement under which the Orthodontic Entity shall maintain complete care, custody, and control of the foregoing. Subject to the foregoing, USOC agrees to provide or arrange for on behalf of the Orthodontic Entity the offices, facilities, furnishings, equipment, and related services described in Exhibit 1.2 hereto, as such Exhibit may be amended from time to time, and, on an ongoing basis, shall provide for the maintenance and upkeep of the foregoing as a Center Expense (as hereinafter defined); provided, however that the Orthodontic Entity shall maintain complete control over and shall make all decisions directly affecting the complete care, custody and control over all dental equipment. USOC additionally agrees, on an ongoing basis, to evaluate and consult with the Orthodontic Entity on the equipment needs of and the efficiency and adequacy of the facilities utilized by the Center. Unless the Orthodontic Entity chooses to directly purchase furnishings, equipment and related assets in the future, USOC shall purchase such assets and lease such assets to the Orthodontic Entity under a capital leasing arrangement with such terms as mutually agreed to by the Orthodontic Entity and USOC. If the Orthodontic Entity chooses to purchase such assets, then it shall depreciate such assets in accordance with generally accepted accounting principles ("GAAP").

         1.3. Personnel and Payroll. USOC shall employ all of the Center's staff, except the Orthodontists and dental hygienists, as determined by the Orthodontic Entity in consultation with USOC, to be required for the operation of the Center. Additionally, USOC shall be responsible for the performance of all payroll and payroll accounting functions. The Orthodontic Entity shall be responsible for determining the hours of practice for the Center.

         1.4. Business Systems, Procedures and Forms. In consultation with the Orthodontic Entity, USOC shall establish business systems and procedures for the Center developed by USOC that are designed to improve the Center's operating efficiency. USOC shall provide training to the Center's staff in the implementation and operation of such business systems and procedures. USOC shall additionally provide the Orthodontic Entity with and train the Center's staff in the use of clinical forms, including, without limitation, forms for patient evaluations and treatment plans. The Orthodontic Entity expressly acknowledges and agrees that it shall have no property rights in the foregoing systems, procedures and clinical forms, and further agrees that such systems, procedures, and forms shall be deemed to constitute Confidential Information within the meaning of Section 2.7 hereof and subject to the restrictions on the use, appropriation, and reproduction of such Confidential Information provided for in
Section 2.7.

         1.5. Purchasing, Accounts Payable and Inventory Control. In consultation with the Orthodontic Entity, USOC shall purchase and maintain as a Center Expense all inventory and supplies required by the Center. The price charged to the Center for such inventory and supplies shall be the same as the price paid by USOC, including any rebates. In any event, the Orthodontic Entity has the right to purchase its supplies from the supplier of its choice.


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USOC shall be responsible for and shall establish and maintain systems for the handling and processing of all purchasing and payment activities and for the performance of all payroll and payroll accounting functions of the Center.

         1.6. Information Systems and Accounting. USOC shall establish, maintain and train the Center's staff in the use of information systems to produce financial and operational information concerning the Center's operations. USOC shall analyze such information on an ongoing basis in order to advise the Orthodontic Entity on ways of improving operating efficiencies. USOC shall provide or arrange for all accounting and bookkeeping services related to the Center's operations, provided that such services are incurred in the ordinary course of business.

         1.7. Legal Services. USOC shall arrange for all legal services reasonably required by the Center, excluding the costs of malpractice litigation which shall be the sole responsibility of the Orthodontist. USOC shall use reasonable efforts to obtain under its blanket policies for the Orthodontist as a Center Expense malpractice insurance that meets the coverage requirements set forth in Section 4.1 hereof.

         1.8. Marketing. The parties expressly acknowledge and agree that the Orthodontic Entity shall exercise control over all policies and decisions relating to pricing, credit, refunds, warranties and advertising. Subject to the foregoing, USOC shall design and execute a marketing plan to promote the Orthodontist's professional services. In connection with such marketing plan, USOC shall advise the affiliated Orthodontist on establishing and maintaining a plan for patients' payment for orthodontic services on an installment plan basis. All marketing activities hereunder shall be conducted in compliance with all applicable laws and regulations governing advertising by the dental profession.

         1.9. Planning. USOC will assess and advise the Orthodontic Entity on the establishment of orthodontic offices in new locations and, subject to mutual agreement, will provide assistance to the Orthodontic Entity in the opening of such new offices, including assistance in the location of such offices and in the sale of existing practices, as appropriate.

         1.10. Financial Services. On a continuous basis, the accounts receivable of the Orthodontic Entity shall be deposited with USOC for the Orthodontic Entity's account, and USOC shall use the funds collected from such accounts receivable to pay the Service Fee (as hereinafter set forth) and the expenses of the Orthodontic Entity, including the Center Expenses and shall return to the Orthodontic Entity any funds remaining after payment in full of such items. USOC shall be responsible for (i) billing and collecting payments for all orthodontic services rendered by the Orthodontist to his patients and for all other professional and Center services, with all such billing and collecting to be done in the name of the Orthodontic Entity; (ii) receiving payments from patients, insurance companies and all other third party payors;
(iii) taking possession of and endorsing in the name of the Orthodontic Entity any notes, checks, money orders, insurance payments and other instruments received


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in payment of accounts receivable; (iv) administering the Orthodontic Entity's payroll as applicable; (v) preparing and submitting to the Orthodontist monthly operating data and quarterly financial reports with respect to the operation of the Center; and (vii) paying all Center Expenses, as set forth in Section 3. No funds from the Medicare or Medicaid programs shall be billed or collected by the Orthodontic Entity or by USOC on the Orthodontic Entity's behalf, provided, however, that all such funds collected shall be immediately deposited into the Orthodontic Entity Account (as hereinafter defined) upon receipt thereof. The Orthodontic Entity and the Orthodontist hereby appoint USOC for the term of this Agreement to be their true and lawful attorney-in-fact for the purposes set forth above in this Section.

         1.11. Disbursement of Funds. (a) All monies collected for the Orthodontic Entity by USOC pursuant to Section 1.10 above shall be deposited into an account (the "Orthodontic Entity Account") with a bank whose deposits are insured with the Federal Deposit Insurance Corporation. The Orthodontic Entity Account shall contain the name of the Orthodontic Entity, but USOC shall make all disbursements therefrom. USOC shall account for all monies so disbursed from the Orthodontic Entity Account. From the funds collected and deposited each month by USOC in the Orthodontic Entity Account, USOC shall make the following disbursements, among others, promptly when payable:

               (i) Compensation payable to all employees of the Orthodontic Entity, and all taxes and assessments payable to local, state and Federal governments in connection with the employment of such personnel; and

               (ii) All sums otherwise due and payable by the Orthodontic
         Entity as Center Expenses, as defined in Article III hereof, as well as fees payable to USOC pursuant to Article III hereof.

         (b) In the event the funds in the Orthodontic Entity Account will, at any time, be insufficient to cover current expenses, USOC shall notify the Orthodontic Entity and USOC shall advance to the Orthodontic Entity the necessary funds to pay current expenses for the benefit of the Orthodontic Entity, which advances will be deemed to be loans to the Orthodontic Entity to be repaid upon such terms as agreed to by the Orthodontic Entity and USOC, which indebtedness shall be deemed a Center Expense for purposes of Article III hereof; provided, however, that in any event the outstanding principal amount of such indebtedness shall bear interest at an annual rate adjusted on the first calendar day of each month to reflect that certain rate from time to time published by the Wall Street Journal as the prime rate, as of the last business day of the immediately preceding month for which such prime rate was published (the "Prime Rate"), plus one percent (1%).

         1.12. Records. USOC shall supervise, manage, organize and develop systems with respect to all files and records relating to the operation of the Center, including but not limited to accounting, billing, patient records, and collection records. Patient records shall at all times be and remain the property of the Orthodontist and shall be located at the


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Orthodontic Entity's facilities so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. USOC shall use its reasonable efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

                    II. OBLIGATIONS OF THE ORTHODONTIC ENTITY

         2.1. Employment of Orthodontists and Rendering of Patient Care. The Orthodontic Entity shall be responsible for the employment and professional supervision of all Orthodontist(s) and dental hygienists affiliated with the Orthodontic Entity and all orthodontic care rendered to patients shall be rendered by such Orthodontist(s). Additionally, the Orthodontist shall be responsible for the direct professional supervision of all hygienists and technicians in their rendering of patient care.

         2.2. Professional Services. The Orthodontic Entity shall use and occupy the offices and facilities designated on Exhibit 1.2 exclusively for the practice of orthodontic and general dentistry services, and shall comply with all applicable local rules, ordinances and all standards of dental and orthodontic care. It is expressly acknowledged by the parties that the orthodontic practice conducted at the Center shall be conducted solely by the Orthodontists associated with the Orthodontic Entity except those additional orthodontists employed by the general dentists' offices from which the Orthodontic Entity rents only space, and no other orthodontist shall be permitted to use or occupy the Center, except as provided in Exhibit 2.2. The Orthodontic Entity shall provide professional services to patients hereunder in compliance at all times with ethical standards, and laws and regulations applying to the dental profession. The Orthodontic Entity shall ensure that each Orthodontist providing orthodontic or dental services to patients is licensed by the state in which the Center is located. In the event that any disciplinary, medical malpractice or other actions are initiated against any such Orthodontist, the Orthodontic Entity shall immediately inform USOC of such action and the underlying facts and circumstances. The Orthodontic Entity agrees to cooperate with and participate in quality assurance/utilization review programs established by USOC or mandated by accreditation and/or licensure standards applicable to the practice of orthodontics and dentistry. Deficiencies discovered in the performance of any personnel or in the quality of professional services shall be reported immediately to USOC, and appropriate steps shall be taken by the Orthodontic Entity at once to remedy such deficiencies. Any termination of an Orthodontist other than for cause (as such term is defined in the Employment Agreement between the Orthodontic Entity and the Orthodontist) must be approved by a majority of the Board of Advisors of USOC.

         2.3. Records. The Orthodontic Entity will keep or cause to be kept accurate, complete and timely medical and other records of all patients. Such records shall be


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sufficient to enable USOC, on behalf of the Orthodontic Entity, to obtain payment for the services provided by the Orthodontist.

         2.4. Professional Expenses. Payments expended each fiscal year by the Orthodontic Entity on behalf of the Orthodontist and other orthodontists or dentists delivering patient care at the Center(s) for continuing education, seminars, professional license fees and dues, professional memberships, expenses related to a company automobile for the Orthodontist, and all other expenses of the Orthodontist and other orthodontists and dentists delivering patient care at the Center(s) that do not directly benefit the Orthodontic Entity (as determined by the auditors for USOC), up to the amount of three percent (3%) of the Orthodontic Entity's Adjusted Gross Revenue, shall be considered a Center Expense. To the extent that such expenses exceed three percent (3%) of the Orthodontic Entity's Adjusted Gross Revenue for such year, the Center Expenses shall be reduced by such excess amount solely for the purpose of calculating the Service Fee (as defined in the Service Agreement); provided, however, that the Orthodontic Entity shall pay such excess expenses. Notwithstanding the foregoing, the Orthodontic Entity shall be solely responsible for the cost of professional licensure fees and board certification fees, membership in professional associations, and continuing professional education incurred by the Orthodontist. The Orthodontic Entity shall ensure that the Orthodontist participates in such continuing education as is necessary for such Orthodontist to remain current.

         2.5. Professional Insurance Eligibility. The Orthodontic Entity shall cooperate in the obtaining and retaining of professional liability insurance by assuring that each of its Orthodontists is insurable, and participating in an on-going risk management program.

         2.6. Employment Agreement. The parties recognize that the services to be provided by USOC are feasible only if the Orthodontic Entity operates an active orthodontic practice to which it and each orthodontist associated with the Orthodontic Entity devote their full time and attention. Simultaneously with the execution of this Agreement, each Orthodontist who is or becomes an equity owner of the Orthodontic Entity or delivers patient care at the Center(s) on average more than ten (10) days each month, whether on the date hereof or at any time during the term of this Agreement, shall enter into an employment agreement with the Orthodontic Entity in substantially the form of that certain Employment Agreement dated of even date herewith by and between the Orthodontic Entity and the principal Orthodontist(s) of the Orthodontic Entity.

         2.7. Confidentiality. The Orthodontic Entity agrees and acknowledges that all materials provided by USOC or a USOC Affiliate (as hereinafter defined) to the Orthodontic Entity, including all trade secrets, constitute "Confidential Information" and are disclosed in confidence and with the understanding that it constitutes valuable business information developed by USOC at great expenditures of time, effort, and money. Trade secrets are property rights protected by law and, for purposes of this letter, shall have the meaning provided under applicable _______________ law. The Orthodontic Entity further agrees that it shall not, directly or indirectly, without the express prior written consent of USOC, use or


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disclose such Confidential information for any purpose other than in connection with the services to be rendered hereunder. The Orthodontic Entity further agrees: (i) to keep strictly confidential and hold in trust all Confidential Information and not disclose such Confidential Information to any third party without the express prior written consent of USOC; and (ii) to impose this obligation of confidentiality on its affiliates, co-owners, associates, partners, employees, shareholders, members and independent contractors. The Orthodontic Entity acknowledges that the disclosure of Confidential Information to it by USOC is done in reliance upon its representations and covenants in this Agreement. Upon expiration or termination of this Agreement by either party for any reason whatsoever, the Orthodontic Entity shall immediately return and shall cause its affiliates, co-owners, associates, partners, employees, shareholders, members and independent contractors to immediately return to USOC all Confidential Information (only to the extent such Confidential Information does not include patient information), and the Orthodontic Entity will not, and will cause its affiliates, co-owners, associates, partners, employees, shareholders, members and independent contractors not to, thereafter use, appropriate, or reproduce such Confidential Information. The Orthodontic Entity further expressly acknowledges and agrees that any such use, appropriation, or reproduction of any such Confidential Information by any of the foregoing after the expiration or termination of this Agreement will result in irreparable injury to USOC, that the remedy at law for the foregoing would be inadequate, and that in the event of any such use, appropriation, or reproduction of any such Confidential Information after the termination or expiration of this Agreement, USOC, in addition to any other remedies which may be available to it, shall be entitled to injunctive or other equitable relief. As used in this Agreement, the term "USOC Affiliate" shall mean (i) each corporation or other business entity directly or indirectly controlling, controlled by, or under common control with USOC and (ii) each orthodontic or dental practice to which USOC provides management or consulting services, the employees and principals of such practices, and each corporation or other business entity directly or indirectly controlling, controlled by, or under common control with each such practice or the principals thereof.

         2.8. Leases. The Orthodontic Entity agrees to sublease from USOC the Center or Centers leased by USOC at which the Orthodontic Entity is practicing pursuant to the form of Center Sublease Agreement attached hereto as Exhibit
2.8. All such Center Sublease Agreements shall include a provision whereby the parties agree that the Orthodontic Entity maintains complete care, custody and control over such office space. The lease expenses incurred by Orthodontic Entity in connection with the Center Sublease Agreement will be deemed "Center Expenses" for purposes of Article III of this Agreement.

         2.9. Covenant Not to Compete. During the term of this Agreement, the Orthodontic Entity, and any of its shareholders, agrees not to establish, develop or open any offices for the provision of orthodontic services within a ten (10) mile radius of any of the Centers covered by this Agreement (the "Area of Dominant Influence") without the express written consent of USOC. For a period of two (2) years following the termination of this Agreement, the Orthodontic Entity and any of its shareholders shall be prohibited within the


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Area of Dominant Influence (i) from advertising in print (except for yellow page advertising and announcements for the opening of a practice) or electronic media of any kind, (ii) from soliciting in any manner patients, orthodontists or staff associated with the Centers, and (iii) from soliciting any referrals from any dentist who referred one or more patients to the Center within the three (3) years prior to the date of such termination. In the event the Orthodontic Entity terminates this Agreement pursuant to Section 5.2(b), then this Section 2.9 shall be void and of no further effect; provided, however, the remainder of this Agreement shall remain in full force and effect.

                           III. FINANCIAL ARRANGEMENTS

         3.1. Service Fees. In consideration of the services to be provided hereunder, for the development of services that will be made available to the Orthodontic Entity in the future (on terms and conidtions to be agreed upon), and to provide a reasonable payment for its corporate overhead and profit, USOC shall receive a Service Fee, subject to the provisions of Section 3.3 below, of between 14% and 17% of the Adjusted Gross Revenue as determined pursuant to
Exhibit 3.1 attached hereto and incorporated herein by reference. Except as otherwise provided, the amounts to be paid to USOC under this Section 3.1 shall be payable monthly. The amounts shall be estimated based upon the previous month's operating results of the Center. Adjustments to the estimated payments shall be made to reconcile actual amounts due under this Section 3.1, by the end of the following month. Upon preparation of quarterly financial statements, final adjustments to the Service Fee for the quarter shall be made and any additional amounts owing to USOC or the Orthodontic Entity shall then be made. Any audit adjustments shall be reflected in the calculations for the fourth quarter.

         3.2. Center Expenses. USOC shall be responsible for the payment of all Center Expenses, as defined below, during the term of this Agreement and the Orthodontic Entity shall immediately reimburse USOC for such payments from funds held in the Orthodontic Entity Account.

         3.3. Definitions. For the purposes of this Agreement, the following definitions shall apply and shall comply with generally accepted accounting principles:

              (a) "Adjusted Gross Revenue" shall mean Gross Revenue of the Center less any Adjustments, based on the accrual method of accounting.

              (b) "Adjustments" shall mean any adjustments to Gross Revenue for uncollectible accounts, professional courtesies and other activities, contractual allowances and discounts that do not generate a collectible fee.

              (c) "Center Expenses" shall mean all operating and non-operating expenses incurred in the operation of the Center, including, without limitation:


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                           (i)   Salaries, benefits, payroll taxes, workers
                  compensation, health insurance, 401(k) and other benefit plans, and other direct costs of all employees of USOC at the Center, including dental assistants (but excluding all Orthodontists); provided that only expenses for health insurance, 401(k) and other benefit plans approved by the Orthodontic Entity shall be included;

                           (ii) Direct costs of all employees or consultants of USOC who, upon mutual agreement of USOC and the Orthodontic Entity, provide services at or, if consented to by the Orthodontic Entity, in connection with the Center required for improved clinic performance, such as work management, materials management, purchasing, charge and coding analysis, and business office consultation;

                           (iii) Obligations of USOC under leases or subleases entered into in connection with the operation of the Center;

                           (iv) Personal property and intangible taxes assessed against USOC's assets used in connection with the operation of the Center, commencing on the date of this Agreement;

                           (v)    Malpractice insurance expenses and
                  Orthodontist recruitment expenses as agreed to by mutual agreement of USOC and the Orthodontic Entity;

                           (vi) Property, casualty and liability insurance for the Center and its operations;

                           (vii) In the event an opportunity arises for additional Orthodontists in the Area of Dominant Influence to become employed by or merge with the Orthodontic Entity, actual out-of-pocket expenses of USOC personnel working on a specified merger, whether or not such merger is completed if such merger is approved or requested by the Orthodontic Entity;

                           (viii) Amortization of intangible asset value as a
                  result of each such acquisition referred to in subsection
                  (vii) above;

                           (ix) Depreciation of all assets used by the Orthodontic Entity in the operation of the Center;

                           (x) Repayment of any interest on funds loaned to the Orthodontic Entity by USOC in connection with the operation of the Center, at an interest rate not in excess of the Prime Rate plus one percent (1%);


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                      (xi)   Advertising and other marketing expenses
                  attributable to the promotion of the Center and/or its Orthodontist(s); and

                      (xii) Other expenses incurred by USOC with the consent of the Orthodontic Entity in carrying out its obligations under this Agreement for the benefit of the Center or the Orthodontic Entity; provided, however, that such expenses shall not include USOC's home office overhead expenses.

         "Center Expenses" shall not include:

                      (i)    Any federal or state income taxes; or

                      (ii) Any personal expenses of the Orthodontist as permitted in the first sentence of Section 3(b) of that certain employment agreement(s), by and between the Orthodontist(s) and the Orthodontic Entity, in excess of three percent (3%) of the Orthodontic Entity's Adjusted Gross Revenue.

                  (d) "Contract" shall mean the agreement entered into by patients with the Orthodontic Entity for the provision of orthodontic services at a predetermined fee for an estimated period of treatment.

                  (e) "Gross Revenue" shall mean all fees and charges recorded or booked each month by or on behalf of the Orthodontic Entity as a result of professional orthodontic or other dental services personally furnished to patients by the Orthodontist and those under the Orthodontist's supervision and other fees or income generated in their capacity as a professional prior to any Adjustments.

         3.4. Additional Facilities. In the event the parties agree to add an additional facility in which the Orthodontic Entity will provide services, the service fees payable to USOC shall be determined by aggregating the results of the operations of each additional facility with the results of the operations of the existing Center or Centers and such fees payable to USOC shall be calculated pursuant to the provisions of Section 3.1. All other provisions of this Article III shall apply to any additional facilities. As part of its strategic growth strategy, USOC plans to provide capital support or arrange favorable funding for orthodontic practice expansion and development. Any expenditures on practice growth, acquisition or development shall be subject to approval by USOC's Board of Directors.

         3.5. Reasonable Efforts. USOC shall use reasonable efforts to perform the services contemplated by this Agreement.

                           IV. INSURANCE AND INDEMNITY

         4.1. Insurance to be Maintained by the Orthodontic Entity. Throughout the term of this Agreement, the Orthodontic Entity shall maintain comprehensive professional liability


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insurance with limits of not less than $500,000 per claim and with aggregate policy limits of not less than $1,000,000 per Orthodontist providing services at the Center and a separate limit for the Orthodontic Entity or such other amounts as required by applicable ______________ laws, regulations, rules or directives. The Orthodontic Entity shall be responsible for all such liabilities in excess of the limits of such policies. USOC agrees to negotiate for and cause premiums to be paid with respect to such insurance. Premiums and deductibles with respect to such policies shall be a Center Expense.

         4.2. Insurance to be Maintained by USOC. Throughout the term of this Agreement, USOC will use reasonable efforts to provide and maintain, as a Center Expense, comprehensive general liability and property insurance covering the Center premises and operations.

         4.3. Tail Insurance Coverage. The Orthodontic Entity will cause each individual Orthodontist providing services at the Center to enter into an agreement with the Orthodontic Entity that upon termination of such Orthodontic Entity's relationship with the Orthodontist, for any reason, tail insurance coverage for a period of three (3) years will be purchased by each Orthodontist. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by the Orthodontic Entity and the individual Orthodontists, and the Orthodontic Entity hereby covenants with USOC to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of the Orthodontic Entity.

         4.4. Additional Insureds. The Orthodontic Entity shall have USOC named as an additional insured on the Orthodontic Entity's professional liability insurance programs.

         4.5. Indemnification. The Orthodontic Entity shall indemnify, hold harmless and defend USOC, its officers, directors, shareholders, members, and employees, from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical, dental or orthodontic services or the performance of any intentional acts, negligent acts or omissions by the Orthodontic Entity and/or its affiliates, shareholders, members, agents, employees and/or subcontractors (other than USOC) prior to and after the date of this Agreement and throughout the term hereof. USOC shall indemnify, hold harmless and defend the Orthodontic Entity, and its directors, shareholders, members and employees, from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by USOC, a USOC Affiliate and/or their agents, employees and/or subcontractors (other than the Orthodontic Entity) during the term of this Agreement.

                             V. TERM AND TERMINATION


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         5.1. Term of Agreement. This Agreement shall commence on the date the
Securities and Exchange Commission declares effective USOC's registration Statement on Form S-1 for the sale of USOC's common stock in an initial public offering (the "IPO") and shall expire on the twentieth (20th) anniversary thereof unless earlier terminated pursuant to the terms hereof. In the event that USOC does not complete the IPO on or before October 15, 1997, this Agreement shall be null and void and of no further effect between the parties hereto.

         5.2. Termination by the Orthodontic Entity. The Orthodontic Entity may terminate this Agreement as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by USOC, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by USOC, except for the filing of a petition in involuntary bankruptcy against USOC which is dismissed within thirty (30) days thereafter, the Orthodontic Entity may give written notice of the immediate termination of this Agreement.

         (b) In the event USOC shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given to USOC by the Orthodontic Entity (which notice shall contain specific details of the reason for such default), the Orthodontic Entity may terminate this Agreement; provided, however, if the nature of such default is such that cure is not capable within said 90-day period, then USOC shall have such additional time as may be required to effect and complete such cure provided that USOC shall commence such cure within the aforesaid 90-day period and shall prosecute such cure to completion with reasonable diligence.

         (c) In the event that the IPO has not been completed on or before October 15, 1997, the Orthodontic Entity may terminate this Agreement.

         (d) In the event that a "Change in Control" (as herein defined) occurs with respect to USOC, the Orthodontic Entity may, within 10 days after the expiration of the Approval Period (as herein defined), terminate this Agreement by providing five (5) days prior written notice to USOC. For purposes of this Section, "Change in Control" means an acquisition or aggregation of any voting securities of USOC by a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) immediately after which such person is or becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of USOC's then outstanding voting securities; provided, however, that no acquisition or aggregation of USOC's voting securities shall be deemed a "Change in Control" if such acquisition or aggregation (i) has the prior approval of USOC's board of directors, or (ii) is approved by USOC's board of directors within 60 days after USOC receives notice of such acquisition or aggregation (the "Approval Period").

         5.3. Termination by USOC. USOC may terminate this Agreement as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Orthodontic Entity, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Orthodontic Entity, except for the filing of a petition in involuntary bankruptcy against the Orthodontic Entity which is dismissed within thirty (30) days thereafter, USOC may give written notice of the immediate termination of this Agreement.

         (b) In the event the Orthodontic Entity shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to the Orthodontic Entity by USOC, USOC may terminate this Agreement.

         (c) In the event that the IPO has not been completed on or before October 15, 1997, USOC may terminate this Agreement.

         5.4. Actions after Termination. Upon termination of this Agreement by either party for any reason other than a default by the Orthodontic Entity or upon expiration of this Agreement, the Orthodontic Entity may, and upon termination of this Agreement by USOC due to the reasons set forth in Section 5.3(b) hereof, the Orthodontic Entity shall:

         (a) Purchase all improvements, additions or leasehold improvements which have been made by USOC and which relate solely to the performance of its obligations under this Agreement at adjusted book value;

         (b) Assume all debt and all contracts, payables and leases which are obligations of USOC and which relate solely to the performance of its obligations under this Agreement or the properties subleased by USOC; and

         (c) Purchase from USOC at book value all of the equipment of the Center, including all replacements and additions thereto made by USOC pursuant to the performance of its obligations under this Agreement, and all other assets, including inventory and supplies, tangibles and intangibles (including but not limited to accounts receivable), set forth on the balance sheet prepared for the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Center, depreciation, amortization and other adjustments of assets shown on such balance sheet.

         5.5. Closing of Repurchase by the Orthodontic Entity and Effective Date of Termination. Unless another form of payment is agreed to by USOC at such time, the Orthodontic Entity shall pay cash to USOC for (i) the assets repurchased pursuant to Section 5.4 and (ii) an amount equal to the Service Fee that would have been payable hereunder for services rendered to patients by the Orthodontic Entity prior to the termination of this Agreement; provided, however, that such cash Service Fee payment shall only be made as payment for such services as are actually collected by the Orthodontic Entity. The amount of the purchase price shall be reduced by the amount of debt and liabilities of USOC assumed by the Orthodontic Entity and shall also be reduced by any payment USOC has failed to make under this Agreement. The Orthodontic Entity and any Orthodontist associated with the Orthodontic Entity shall execute such documents as may be required to assume the liabilities set forth in Section 5.4(c) and shall use its best efforts to remove USOC from any liability with respect to such repurchased assets and with respect to any property leased or subleased by USOC. The closing date for the repurchase shall be determined by the Orthodontic Entity, but shall in no event occur later than 180 days from the date of the notice of termination. The termination of this Agreement shall become effective upon the closing of the sale of the assets and the Orthodontic Entity and USOC shall be released from the restrictive covenants provided for in
Section 2.9 on the closing date. From and after any termination, each party shall provide the other party with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

         5.6. Patient Records. Upon termination of this Agreement, the Orthodontic Entity shall retain all patient medical records maintained by the Orthodontic Entity or USOC in the name of the Orthodontic Entity. During the term of this Agreement, and thereafter, the Orthodontic Entity or its designee shall have reasonable access during normal business hours to the Orthodontic Entity's and USOC's records, including, but not limited to, records of collections, expenses and disbursements as kept by USOC in performing USOC's obligations under this Agreement, and the Orthodontic Entity may copy any or all such records.

                           VI. INDEPENDENT CONTRACTOR

         6.1. Orthodontic Entity's Control Over Professional Services. Notwithstanding the authority granted to USOC herein, USOC and the Orthodontic Entity agree that the affiliated Orthodontist, personally or through any of his professional employees or agents, shall have control or supervision over the provision of all professional services, with the sole authority to direct the professional, and ethical aspects of his orthodontic practice. USOC will have no authority, directly or indirectly, to perform, and will not perform, any orthodontic function. USOC may, however, advise the Orthodontic Entity as to the relationship between its performance of orthodontic functions and the overall administrative and business functions of its practice.

         6.2. Independent Relationship. The Orthodontic Entity and USOC intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. The Orthodontic Entity will not have any claim under this Agreement, or otherwise, against USOC for vacation pay, sick leave, unemployment insurance, worker's compensation, disability benefits or employee benefits of any kind.

         6.3. Other Professionals. No provision of this Agreement is intended to limit USOC's right, authority, or ability under applicable law to contract with other dentists or physicians, or to employ, contract with, or enter into any partnership or joint venture with any healthcare professional; provided that the exercise of such right, authority or ability does not contravene the terms of this Agreement.

         6.4 Patient Care. Nothing in this Agreement is intended to interfere, or shall be construed as interfering, in any way with the Orthodontist(s)'s ability to independently exercise professional and ethical judgment in the performance of his patient care responsibilities.

                             VII. GENERAL PROVISIONS

         7.1. Assignment. This Agreement shall be assignable by USOC to (i) any person, firm or corporation that controls or is under common control with USOC,
(ii) Premier Orthodontic Group, Inc. ("Premier") or any person, firm or corporation that controls or is under common control with Premier, or (iii) any entity that results from a merger or other combination between Premier and USOC ("Newco") and any person, firm or corporation that controls or is under common control with Newco. Except as set forth above, neither USOC nor the Orthodontic Entity shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party, which consent shall not be unreasonably withheld. Subject to this provision, this Agreement shall be binding upon the parties hereto, and their successors and assigns.

         7.2. Whole Agreement; Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         7.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

         To USOC:                     US Orthodontic Care, Inc.
                                      3294 Medlock Bridge Road
                                      Norcross, Georgia  30092
                                      Attn:  Dr. Robert N. Pickron
                                      Telecopier: (770) 446-5511
                                      Telephone: (770) 448-8882

         With a copy to:              Nelson Mullins Riley & Scarborough, L.L.P.
                                      First Union Plaza, Suite 1400
                                      999 Peachtree Street, N.E.
                                      Atlanta, Georgia  30309
                                      Attn: Paul A. Quiros, Esquire

         To the                       ------------------------------
         Orthodontic Entity:          ------------------------------
                                      ------------------------------
                                      Attn:
                                           -------------------------

or to such other address as either party shall notify the other.

         7.4. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         7.5. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of _______________. The parties acknowledge that USOC is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of dentistry or orthodontics. To the extent any act or service required of USOC in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of dentistry or orthodontics, the performance of said act or service by USOC shall be deemed waived and forever unenforceable and the provision of
Section 7.12 shall be applicable.

         7.6. Events Excusing Performance. Neither party shall be liable to the other party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which that party has no control for so long as such events continue, and for a reasonable period of time thereafter.

         7.7. Compliance with Applicable Laws. Both parties shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of their obligations under this Agreement.

         7.8. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         7.9. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         7.10. Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         7.11. Confidentiality. Neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which is required to be disclosed by law, including federal or state securities laws, or pursuant to court order.

         7.12. Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Orthodontic Entity and USOC shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Orthodontic Entity and USOC.

         7.13. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         7.14. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to the parties' intent and the parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         7.15. No Obligation to Third Parties. None of the obligations and duties of USOC or the Orthodontic Entity under this Agreement shall in any way or in any manner be deemed to create any obligation of USOC or of the Orthodontic Entity to, or any rights in, any person or entity not a party to this Agreement.

         7.16. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

         7.17. Singular and Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    ORTHODONTIC ENTITY:

                                    -------------------------------

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------
                                    USOC:

                                    US ORTHODONTIC CARE, INC.

                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                   EXHIBIT 3.1

                                   SERVICE FEE

         USOC shall receive a monthly Service Fee of between 14% and 17% of Adjusted Gross Revenue based on the profitability of the Orthodontic Entity as follows:

-----------------------------------------------------------------------------------------------------------------------------------
        Office                 Profit               Total                Total               % Profit              % Profit
      Overhead %              Margin %             % to DR               % to                  to DR                to USOC
                                                                         USOC

-----------------------------------------------------------------------------------------------------------------------------------
          64%                    36%               22.00%               14.00%                61.11%                38.89%
-----------------------------------------------------------------------------------------------------------------------------------
          62%                    38%               23.75%               14.25%                62.50%                37.50%
-----------------------------------------------------------------------------------------------------------------------------------
          60%                    40%               25.50%               14.50%                63.75%                36.25%
-----------------------------------------------------------------------------------------------------------------------------------
          58%                    42%               27.25%               14.75%                64.88%                35.12%
-----------------------------------------------------------------------------------------------------------------------------------
          56%                    44%               29.00%               15.00%                65.91%                34.09%
-----------------------------------------------------------------------------------------------------------------------------------
          54%                    46%               30.75%               15.25%                66.85%                33.15%
-----------------------------------------------------------------------------------------------------------------------------------
          52%                    48%               32.50%               15.50%                67.71%                32.29%
-----------------------------------------------------------------------------------------------------------------------------------
          50%                    50%               34.25%               15.75%                68.50%                31.50%
-----------------------------------------------------------------------------------------------------------------------------------
          48%                    52%               36.00%               16.00%                69.23%                30.77%
-----------------------------------------------------------------------------------------------------------------------------------
          46%                    54%               37.75%               16.25%                69.91%                30.09%
-----------------------------------------------------------------------------------------------------------------------------------
          44%                    56%               39.50%               16.50%                70.54%                29.46%
-----------------------------------------------------------------------------------------------------------------------------------
          42%                    58%               41.25%               16.75%                71.12%                28.88%
-----------------------------------------------------------------------------------------------------------------------------------
          40%                    60%               43.00%               17.00%                71.67%                28.33%
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Such Service Fee shall be adjusted annually at the beginning of each calendar year; provided, however, that during the term of this Agreement, such Service Fee percentage shall not be less than the initial Service Fee percentage charged during the first year of the term of this Agreement.

Example
If the Orthodontic Entity grossed $100,000 (net of adjustments) in the first month and the Profit Margin in 1996 was 50%, then the Service Fee for the first month will be set at $100,000 * 15.75%, or $15,750. If during the next month, the practice increased its Adjusted Gross Revenue to $110,000, the Service Fee for the month would be $110,000 * 15.75%, or $17,325. All profit percentages will be rounded up to the nearest category.

                                SCHEDULE 10.2

OrthAlliance has succeeded to the rights to agreements substantially identical to Exhibit 10.2 as follows:

        1.  Service Agreement with Michael J. DeVito, D.D.S., P.A.
        2.  Service Agreement with Daniel J. Enger, Jr., D.D.S., P.A.
        3.  Service Agreement with Paul J. Giorgetti, Jr., D.D.S., P.A.
        4.  Service Agreement with Griffin Orthodontics, P.C.
        5.  Service Agreement with Hirschfield & Associates, P.A.
        6.  Service Agreement with Causey C. Lee, D.D.S., P.A.
        7.  Service Agreement with Anderson Orthodontic Associates, P.A.
        8.  Service Agreement with Orthodontic Affiliates, P.C.
        9.  Service Agreement with Arthur B. Silver, D.D.S., P.A.
       10.  Service Agreement with Gerald N. Smernoff of Virginia, D.D.S., P.A.
       11.  Service Agreement with D.B. Snead, D.M.D., P.A.
       12.  Service Agreement with Stewart Orthodontics, P.C.
       13.  Service Agreement with Mark D. Thebaut, D.D.S., P.C.
       14.  Service Agreement with Baron V. Whateley, D.D.S., M.S., P.C.
       15.  Service Agreement with C.A. Williams, D.M.D., P.A.
       16.  Service Agreement with Mark A. Yaffey Orthodontic Group, P.A.